EXHIBIT 99.1

Gulf Resources, Inc.	CCG Investor Relations Inc.
Helen Xu	Linda Salo, Account Manager
Email: beishengrong@vip.163.com	Phone: +1-646-922-0894
Web: http://www.gulfresourcesinc.cn	Email: linda.salo@ccgir.com

Crocker Coulson, President
Phone: +1-646-213-1915
Email: crocker.coulson@ccgir.com
Web: http://www.ccgirasia.com

Gulf Resources Provides Verification on Market Leadership and Production Volume from Local Government Agencies

SHANDONG, China, September 20, 2011 /PRNewswire-Asia-FirstCall/ -- Gulf Resources, Inc. (Nasdaq: GURE - News) ("Gulf Resources" or the "Company"), a leading manufacturer of bromine, crude salt and specialty chemical products in China, today announced that the Company has provided verifications from three local government agencies that validate the Company’s market leadership, number of facilities, and 2010 production volume. The management has provided copies of the verifications and translations in a Form 8-K filing.

Shouguang Municipal Association of Bromine Industry has certified that Shouguang City is currently the most important bromine production base in China.  Its production capacity is approximately 40% of total production in China. The Bromine Industry also certifies that the Company’s subsidiary, Shouguang City Haoyuan Chemical Co., Ltd, (“SCHC”) is the largest bromine producer in this city with a total of 9 bromine production facilities and that SCHC produced more than 30,000 tons of bromine in 2010.

Shouguang Municipal Mineral Resources Administration Center has certified that SCHC currently has 9 bromine production facilities and is the largest bromine producer in the city.

Shouguang Municipal Economic and Informatization Bureau of Shandong Province has certified that SCHC has 9 bromine production facilities and is currently the largest bromine producer in Shandong Province and that SCHC’s actual production volume for 2010 totalled more than 30,000 tons.

About Gulf Resources, Inc.

Gulf Resources, Inc. operates through two wholly-owned subsidiaries, Shouguang City Haoyuan Chemical Company Limited ("SCHC") and Shouguang Yuxin Chemical Industry Co., Limited ("SYCI"). The Company believes that it is one of the largest producers of bromine in China. Elemental Bromine is used to manufacture a wide variety of compounds utilized in industry and agriculture. Through SYCI, the Company manufactures chemical products utilized in a variety of applications, including oil & gas field explorations and as papermaking chemical agents. For more information about the Company, please visit http:// www.gulfresourcesinc.cn/.

Forward-Looking Statements

Certain statements in this news release contain forward-looking information about Gulf Resources and its subsidiaries business and products within the meaning of Rule 175 under the Securities Act of 1933 and Rule 3b-6 under the Securities Exchange Act of 1934, and are subject to the safe harbor created by those rules. The actual results may differ materially depending on a number of risk factors including, but not limited to, the general economic and business conditions in the PRC, future product development and production capabilities, shipments to end customers, market acceptance of new and existing products, additional competition from existing and new competitors for bromine and other oilfield and power production chemicals, changes in technology, the ability to make future bromine asset purchases, and various other factors beyond its control. All forward-looking statements are expressly qualified in their entirety by this Cautionary Statement and the risks factors detailed in the Company's reports filed with the Securities and Exchange Commission. Gulf Resources undertakes no duty to revise or update any forward-looking statements to reflect events or circumstances after the date of this release.

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